Exhibit 10.1

                              EMPLOYMENT AGREEMENT

                                CHARLES RAY BAKER

      THIS AGREEMENT is entered into this 13TH day of June, 2005, by and between OnScreen Technologies, Inc., a Colorado corporation [hereinafter "OnScreen"], and Charles Ray Baker [hereinafter "Baker" or "EMPLOYEE"], collectively referred to herein as the "PARTIES, or in the singular as "PARTY."

      WHEREAS, OnScreen is in the business of designing, developing, commercializing, marketing, manufacturing and distributing advanced LED technologies and other technologies throughout the United States of America and elsewhere;

      WHEREAS, OnScreen is presently based in Safety Harbor, Florida, and has other facilities located within the United States of America;

      WHEREAS, OnScreen has agreed to hire Baker and Baker has agreed to provide services to OnScreen under a written contract wherein he would agree to provide such services, and OnScreen would agree to maintain his employment, salary and other benefits, subject to the terms and conditions contained herein,

      IT IS AGREED:

1. EFFECTIVE DATE, ASSIGNMENT AND DUTIES. This Agreement is entered into and is effective on the date indicated above, and, except as otherwise noted herein, shall remain in effect until such time as it is terminated by EMPLOYEE or is terminated by OnScreen as provided for herein. EMPLOYEE's initial job title shall be Chairman of the Board and Officer of the Corporation. In said capacity, EMPLOYEE shall be responsible to direct, implement, design, control, and otherwise manage the operations of OnScreen and its employees. In that capacity, EMPLOYEE shall develop a specific plan whereby, upon approval of that plan by the Board of Directors, the company and its operations can be streamlined, consolidated, and changed to the extent necessary to maximize efficiencies and, thereby, maximize shareholder value. EMPLOYEE hereby acknowledges and agrees that, periodically, his duties and assignments may require overnight travel to OnScreen's and its customers' facilities in Safety Harbor, Florida and elsewhere. Both in his capacity as Chairman and in his capacity as an Officer, EMPLOYEE shall report directly to OnScreen's Board of Directors as it may be variously constituted.

2. EMPLOYEE'S WORK DAYS AND HOURS. EMPLOYEE's normal work days will be Monday through Friday, at least forty working hours per week, and during such hours as may be necessary for EMPLOYEE to satisfactorily perform the duties of his position. It is understood and agreed that the location of EMPLOYEE's assignment, work days, work hours, and duties are subject to change.

3. COMPENSATION; EXEMPT STATUS. EMPLOYEE's rate of compensation shall be $225,000.00 per year (approximately $8,653.85 every other week), effective June 13, 2005, paid every other Monday in bi-weekly installments. EMPLOYEE acknowledges that he is hired as an exempt employee, and further acknowledges that he understands the difference between an exempt and non-exempt employee under the laws of the State of Florida.

      a. EARNED BONUS. During his employment, EMPLOYEE shall receive an earned stock bonus ("bonus stock") based on the following criteria:

            i.    1.5 million shares upon execution of this Agreement;

            ii. 1.5 million shares six (6) months after execution of this Agreement or whenever the one week per share average price of the stock reaches and maintains $1.25 per share, whichever occurs earlier;

            iii. 1.0 million shares one (1) year after execution of this Agreement or whenever the one week per share price of the stock reaches $2.00, whichever occurs earlier; and

            iv. 1.0 million shares two (2) years after execution of this Agreement or whenever the one week per share price of the stock reaches $4.00, whichever occurs earlier.

            For purposes of the bonus stock all such shares shall be in the form of OnScreen's common stock.

      b.    OTHER BENEFITS:

            i. EMPLOYEE shall be entitled to participate in any employee benefit programs OnScreen maintains or may establish during the term of this Agreement including, but not limited to: full medical coverage, including optical and dental coverage; pension plans, group life insurance; and any other executive plans that may be established at the sole discretion of OnScreen. Said medical coverage shall be equal to, or better than that medical coverage currently enjoyed by EMPLOYEE and ,specifically, shall cover medical needs related to EMPLOYEE's wife's, Virginia's, rheumatoid arthritis.

            ii. EMPLOYEE shall accrue PTO; holidays; expenses; reimbursement policies; and other benefits as set forth in the Employee Handbook then in effect at OnScreen.

4. TERM OF EMPLOYMENT. OnScreen agrees to employ Baker and Baker agrees to serve OnScreen in his capacity of Chairman & an Officer for a period of three (3) years, to and through June 12, 2008.

      a. TERMINATION WITH CAUSE. OnScreen may terminate this Agreement immediately with just cause. "Just cause" shall be limited to:

            i.    EMPLOYEE being convicted of a felony; and

            ii. EMPLOYEE entering into a written agreement with a competitor which provides that EMPLOYEE will perform related activities on behalf of that competitor;

            iii. In the event OnScreen terminates this Agreement for just cause, OnScreen's duty to pay salary will be excused from the date of termination forward, but its duty to award bonus stock which has already been earned shall continue, as will its duty to pay any expenses already incurred by EMPLOYEE before termination.


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

      b. TERMINATION WITHOUT CAUSE. Should OnScreen terminate this contract without cause, it must:

            i. Give EMPLOYEE no less than thirty (30) days written notice of such decision to terminate;

            ii. Vest in EMPLOYEE any and all unvested bonus stock not to exceed a total number of 5.0 million shares;

            iii.  Pay the salary due to EMPLOYEE for the  remainder of his three
                  (3) year term. However, such payment shall not be less than $250,000, no matter how much time remains on the three (3) year term;

            iv. Continue medical benefits as described herein through the end of the contract term; and

            v. Pay to EMPLOYEE any then outstanding expenses incurred by EMPLOYEE before the termination.

      c. VOLUNTARY TERMINATION. EMPLOYEE may voluntarily terminate his employment with OnScreen upon sixty (60) days written notice. If EMPLOYEE voluntarily terminates his employment then OnScreen's duty to pay salary ends on the date of that termination. Its duty to award bonus stock which has already been earned shall continue, as will its duty to pay any expenses already incurred by EMPLOYEE before termination.

5. REIMBURSEMENT OF EXPENSES. In order to perform his duties, the PARTIES acknowledge that EMPLOYEE will be required to travel, entertain present and potential customers of OnScreen, and shall incur other expenses on behalf of OnScreen. OnScreen shall reimburse EMPLOYEE for all expenses incurred by him within 30 days of receiving notice of the expenses. It is also understood that Contractor's travel and entertainment expenses will be at least "Business" class.

      a. OnScreen shall also provide to EMPLOYEE the use of a car during the time that EMPLOYEE is required to be in Safety Harbor, Florida;

      b. OnScreen shall provide EMPLOYEE with the use of a corporate apartment, hotel, or like facility in which he may reside during visits to Safety Harbor, Florida;

      c. Additionally, should EMPLOYEE be forced to remain in Safety Harbor, Florida for a period exceeding two (2) consecutive weeks, OnScreen shall pay to fly EMPLOYEE's wife and children to Safety Harbor, Florida and return them to Portland, Oregon.

6. NO EXPECTATION OF PRIVACY. It is understood and agreed that there is no expectation of privacy at OnScreen. All areas of the work place, excluding only the rest rooms, are subject to physical, audio, video or other means of surveillance, recording and/or inspection. This includes, without limitation, all desks, lockers and offices. All items brought into the workplace, including briefcases and purses, are subject to search at any time, with or without cause, and without any prior notice. All telephone conversations are subject to being monitored and/or recorded.


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

7. COMPLIANCE WITH ONSCREEN'S POLICIES AND PROCEDURES. EMPLOYEE acknowledges that he has been provided with a copy of OnScreen's Employee Handbook, and understands that he has a duty to read the manual in its entirety, and has signed a statement to the effect that EMPLOYEE has received the manual, has read it in its entirety, and understands the content of the manual. EMPLOYEE agrees to comply with all rules, regulations and policies of the company. All rules, regulations, policies and benefits are subject to change.

8. CONFLICTS BETWEEN THIS AGREEMENT AND EMPLOYEE HANDBOOK. Should there exist any conflict between the terms and conditions contained in this Agreement and the Employee Handbook then in effect, as to that portion of the clause(s) in conflict only, the terms and conditions herein shall control. All other provisions in the Employee Handbook, and all other terms and conditions contained herein, shall remain in full force and effect.

9. CONFIDENTIALITY. EMPLOYEE acknowledges that he will receive, during the course of his employment with OnScreen, information and documents which are secret and proprietary, and which are the property of OnScreen. EMPLOYEE acknowledges that all methods, policies, procedures, practices, and calculations, as well as all lists and other documents prepared by or for the benefit of OnScreen are secret and proprietary, and, shall not be copied by any means, or removed from the premises for any reason, without the express, written permission from the corporation's president. EMPLOYEE agrees that he shall not disclose any information relating to OnScreen, or provide an original or copy of any document prepared by or for the benefit of OnScreen, to any third party, or for any reason, without the express, written permission from the corporation's Board of Directors. It is agreed that this clause shall survive EMPLOYEE's termination of employment. EMPLOYEE acknowledges that the wrongful disclosure of OnScreen's proprietary information and/or documents would result in irreparable harm to OnScreen, and that the damages sustained as a proximate result of said disclosure would be difficult, if not impossible to measure. As such, EMPLOYEE agrees that OnScreen would be entitled to seek injunctive relief from any court having competent jurisdiction to prevent the disclosure, or further disclosure of OnScreen's proprietary information and/or documents.

10. NOTICES. Any notice to be given pursuant to the provisions of this Agreement shall be in writing, and shall be either personally served or mailed to the recipient of the notice at that PARTY's last known address. Any notice to be mailed shall be deposited in the United States mail, first class with all postage prepaid.

11. ASSIGNMENT. None of the rights or privileges contained herein may be assigned, conveyed, licensed or transferred to any other person, firm, corporation or organization.

12. WAIVER. Waiver by one PARTY of any breach of any provision of this Agreement shall not operate or be construed as a waiver by that PARTY of any subsequent or continuing breach.

13. JURISDICTION, VENUE AND SERVICE OF PROCESS. Both PARTIES consent to the jurisdiction of the state and federal courts for the County of Pinellas, Florida.


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

14. INVALIDITY. Should any term or condition contained herein be adjudged invalid or contrary to law by any court with competent jurisdiction, the remaining terms and provisions shall continue with full force and effect.

15. ONLY AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the matter contained herein, and all prior agreements, proposals, and discussions, whether written or oral, shall be null and void. This Agreement may not be amended except by written agreement executed by both PARTIES.

16. LEGAL FEES. Should any action be brought by one PARTY against the other PARTY due to any alleged breach of this Agreement, or interpretation or enforcement of any term or condition contained herein, the prevailing PARTY shall be entitled to recover, in addition to any relief awarded by the court, jury or arbitrator, reasonable attorney's fees and expenses.

17. INTERPRETATION. This Agreement is intended to be performed in the State of Florida, County of Pinellas, and shall be interpreted under the laws of the State of Florida.

18. SECTION HEADINGS. Section headings have been included in this Agreement merely for convenience or reference. They are not to be considered part of, or to be used in interpreting this Agreement.

19. AUTHORIZATION. Those persons executing this Agreement on behalf of the PARTIES represent that the execution and performance of the terms of this Agreement have been duly authorized by their respecting governing board(s), and that this Agreement is a valid and legal obligation enforceable in accordance with its terms.

20. ACKNOWLEDGMENT. The parties hereto acknowledge that they have read this Agreement, encompassing Six (6) pages, and understand and agree to be bound by its terms and conditions. In addition to this Agreement, EMPLOYEE agrees to sign and abide by the terms of OnScreen's Employee Handbook. This Agreement may be signed in counterparts. Any exact copy of this Agreement may be used as an original for any purpose. A facsimile signature may be used, and shall have the same affect, as an original signature.

                                          OnScreen Technologies, Inc.

Dated:  6/13/05                                 /s/ JT Thatch
        -------                     --------------------------------------
                                     John (JT) Thatch on behalf of
                                             ONSCREEN TECHNOLOGIES, INC.


Dated:   6/13/05                          /s/ Charles Ray Baker
        -------                     --------------------------------------
                                             Charles Ray Baker


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